Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Carrizo Oil & Gas, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-198459) on Form S-3ASR and the registration statements (Nos. 333-196252, 333-181585, 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) on Form S-8 of Carrizo Oil & Gas, Inc. of our reports dated February 24, 2015, with respect to the consolidated balance sheets of Carrizo Oil & Gas, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Carrizo Oil & Gas, Inc.
/s/ KPMG LLP
Houston, Texas
February 24, 2015